Exhibit 99.1

FINAL

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Reports Fiscal 2009 Second Quarter Results

Revenue, Net Income and EPS Surpass Wall Street Estimates

FREMONT, CA—June 30, 2009—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal second quarter ended May 31, 2009. The Company also announced that it has replaced its off-balance sheet Canadian accounts receivable securitization line and separate revolver with a new combined on-balance sheet arrangement.

For the fiscal second quarter, revenues were $1.81 billion, a decrease of 3.5% compared to $1.88 billion for the fiscal quarter ended May 31, 2008 and an increase of 4.8%, compared to $1.73 billion for the first quarter of fiscal 2009. Income from operations was $31.7 million, or 1.75% of revenues. This is flat compared to operating income in the prior year fiscal second quarter; however, operating margins improved six basis points from 1.69%.

Net income for the fiscal second quarter was $19.2 million, or $0.57 per diluted share, exceeding Wall Street estimates which averaged $0.48. This compares with $18.5 million, or $0.56 per diluted share in the prior year fiscal second quarter.

“Once again the SYNNEX team performed exceptionally well, evidenced by our very solid revenue, net income and EPS results. During the quarter we continued to execute in all phases of our business, including increased market share in both the U.S. and Canadian regions,” stated Kevin Murai, President and Chief Executive Officer. “We remained committed to our strong focus on improving our return on invested capital and once again, delivered year-over-year improvements for the quarter.”

Financial Highlights:

•	Distribution revenues were $1.78 billion, a decrease of 3.9% over the prior year fiscal second quarter.

•	Global Business Services revenues were $34.38 million, an increase of 21.9% over the prior year fiscal second quarter.

•	Distribution income from operations was $27.4 million, or 1.54% of distribution revenues, versus $28.2 million, or 1.52% of revenues in the prior year fiscal second quarter.

•	Global Business Services income from operations was $4.3 million, or 12.40% of Global Business Services revenues, versus $3.4 million, or 12.23% of revenues in the prior year fiscal second quarter.

•	SYNNEX’ cash conversion cycle was reduced to 41 days.

•	SYNNEX’ debt to capitalization ratio was reduced to 30.8%.

•	The Company posted ROIC of 7.7% for the period, versus 7.2% in the prior year fiscal second quarter.

•	Fiscal second quarter depreciation and amortization were $2.9 million and $2.0 million, respectively.

•	Fiscal second quarter capital expenditures were $2.6 million.

Third Quarter Fiscal 2009 Outlook:

The following statements are based on the Company’s current expectations for the third quarter of fiscal 2009. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.80 billion to $1.90 billion.

•	Net income is expected to be in the range of $19.9 million to $20.9 million.

•	Diluted earnings per share are expected to be in the range of $0.58 to $0.61.

The calculation of diluted earnings per share for the third quarter of fiscal 2009 is based on a diluted weighted-average common share count of approximately 34.5 million.

“While demand remains down over the prior year period, we believe the market has stabilized over the past two quarters. Our outlook for the third quarter reflects this stability as well as our capacity to operate efficiently, win share and produce increasingly profitable results,” Murai continued. “Also, we will continue to invest in key growth areas and services that will enable SYNNEX to expand our business and increase our profits and returns.”

Other Company News

During the fiscal second quarter of 2009, SYNNEX Canada Limited replaced its Canadian accounts receivable securitization line and separate inventory revolver (the “Prior Canadian Arrangements”) with a combined revolving facility of up to C$125 million (the “New Canadian Arrangement”). The terms and conditions of the New Canadian Arrangement require the accounts receivable portion be recorded as an on-balance sheet transaction, versus the previous arrangement which was accounted for as an off-balance sheet transaction. As of May 31, 2009, approximately $56 million was outstanding under the New Canadian Arrangement compared to $74 million on the Prior Canadian Arrangements as of November 30, 2008, of which $59 million was recorded off-balance sheet.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PDT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 888-482-4392 in North America or 706-902-0319 outside North America. The confirmation code for the call is 14052829. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until July 14, 2009.

###

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and global business services. Founded in 1980, SYNNEX employs over 7,000 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding expectations of our revenues, net income and earnings per share for the third quarter of fiscal 2009, our continued investment in key growth areas and services, expansion of our market share, and our goal to expand profitability and returns, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended February 28, 2009 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2009 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	May 31, 2009	November 30, 2008
Assets
Current assets:
Cash and cash equivalents	$74,988	$61,081
Short-term investments	12,088	10,345
Accounts receivable, net	699,567	807,206
Receivable from vendors, net	88,981	96,653
Receivable from affiliates	6,753	4,659
Inventories	651,475	696,008
Deferred income taxes	26,207	26,089
Current deferred assets	13,578	13,322
Other current assets	34,042	9,766

Total current assets	1,607,679	1,725,129

Property and equipment, net	85,583	84,602
Goodwill	135,943	113,438
Intangible assets, net	25,229	26,456
Deferred income taxes	6,735	6,036
Long-term deferred assets	31,204	50,907
Other assets	29,128	26,312

Total assets	$1,921,501	$2,032,880

Liabilities and stockholders' equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$179,305	$340,466
Accounts payable	528,143	571,329
Payable to affiliates	102,659	73,631
Accrued liabilities	121,053	113,593
Current deferred liabilities	29,981	30,809
Income taxes payable	—	4,713

Total current liabilities	961,141	1,134,541

Long-term borrowings	9,387	8,537
Convertible debt	143,750	143,750
Long-term liabilities	29,567	26,591
Long-term deferred liabilities	22,856	33,567
Deferred income taxes	2,279	1,380

Total liabilities	1,168,980	1,348,366

Minority interest	5,075	4,673

Stockholders' equity:
Preferred stock	—	—
Common stock	33	32
Additional paid-in capital	222,806	207,558
Accumulated other comprehensive income	23,015	9,367
Retained earnings	501,592	462,884

Total stockholders' equity	747,446	679,841

Total liabilities and stockholders' equity	$1,921,501	$2,032,880

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended May 31, 2009	Three Months Ended May 31, 2008	Six Months Ended May 31, 2009	Six Months Ended May 31, 2008
Revenue	$1,812,053	$1,878,072	$3,540,945	$3,626,646

Cost of revenue	1,705,675	1,777,267	3,328,770	3,429,991

Gross profit	106,378	100,805	212,175	196,655

Selling, general and administrative expenses	74,680	69,133	145,777	132,203

Income from operations before non-operating items, income taxes and minority interest	31,698	31,672	66,398	64,452

Interest expense and finance charges, net	3,083	3,310	7,066	7,477
Other (income) expense, net	(1,430)	(581)	(1,023)	1,465

Income from operations before income taxes and minority interest	30,045	28,943	60,355	55,510

Provision for income taxes	10,576	10,275	21,245	19,826
Minority interest	241	158	402	346

Net income	$19,228	$18,510	$38,708	$35,338

Diluted earnings per share	$0.57	$0.56	$1.16	$1.07

Diluted weighted-average common shares outstanding	33,731	33,256	33,249	33,150